EXHIBIT 23-1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Select Comfort Corporation:

We consent to incorporation by reference in the Registration Statement (No. 333-85914) on Form S-8 of Select Comfort Corporation, of our report dated April 29, 2005, relating to the statements of net assets available for benefits of Select Comfort Profit Sharing and 401(k) Plan as of December 31, 2004 and 2003, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2004, which report appears in the annual report on Form 11-K of the Select Comfort Corporation Profit Sharing and 401(k) Plan for the year ended December 31, 2004.


                                                   /s/ KPMG LLP
Minneapolis, Minnesota
June 27, 2005